Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 23, 2015, relating to the financial statements and financial highlights, which appears in the September 30, 2015 Annual Report to Shareholders of AllianzGI Structured Return Fund (a fund of AllianzGI Funds Multi-Strategy Trust), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

New York, New York

November 28, 2016